Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. AND GRAFF DIAMONDS SIGN AN EXCLUSIVE

FRAGRANCE LICENSE AGREEMENT

New York, New York, April 4, 2018: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it has entered into an exclusive, worldwide license agreement with London-based Graff Diamonds for the creation, development and distribution of fragrances under the Graff brand. The eight-year agreement has three 3-year automatic renewal options, potentially extending the license until December 31, 2035.

Commenting, Jean Madar, Chairman & CEO of Inter Parfums, Inc. stated, “For nearly 60 years, the House of Graff has been a custodian of many of the world’s most celebrated gemstones – characterized by their unique quality, their historical provenance or their epic journeys from stone to polished beauty. With this agreement, Graff, has become one of the most exclusive and aspirational brands in our fragrance portfolio. ‘Finding the Exceptional’ is our Graff mantra as we interpret the fundamental and distinctive characteristics of this unique brand into extraordinary fragrance and packaging. Just as Graff has been dedicated to sourcing and crafting gemstones of extraordinary beauty to create the most exquisite, fabulous jewels ever produced, we will explore the world’s natural beauty for the most sublime and rarefied ingredients to offer the Graff customer and brand aspirants, a unique fragrance experience. Our plan calls for developing a multi-scent collection launching towards the end of 2019 with distribution earmarked for Graff stores, high-end department stores, and upscale travel retail. We are deeply honored that Graff has selected Inter Parfums as its fragrance licensee, in fact its only licensee.”

Francois Graff, CEO of Graff Diamonds, stated, “We are delighted to be collaborating with Inter Parfums USA to produce a range of exceptional Graff fragrances. Positioned at the pinnacle of the luxury jewelry industry, it was vital to us that our partner shares our values of extraordinary beauty, rarity, passion, fine craftsmanship and exclusivity. Inter Parfums are experts at capturing the essence of a brand in fragrance form, and we will enjoy working closely together to create something truly unique.”

About Inter Parfums, Inc.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Inter Parfums, Inc. News Release	Page 2
April 4, 2018

About Graff Diamonds

Since Laurence Graff OBE founded the company in 1960, Graff has been dedicated to sourcing and crafting diamonds and gemstones of untold beauty and rarity, and transforming them into spectacular pieces of jewelry that move the heart and stir the soul. Throughout its rich history, Graff has become the world leader for diamonds of rarity, magnitude and distinction. Most notably, it has dominated the list of historical and important rough diamonds discovered, cut and polished this century. Each jewelry creation is designed and manufactured in Graff’s London atelier, where master craftsman employ stone-led design techniques to emphasize the beauty of each individual stone. The company remains a family business, overseen by Francois Graff, Chief Executive Officer.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2017 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

Contact at Graff Diamonds, Inc.

Katherine Roach, Head of PR and Marketing Worldwide

+44 207 584 8571

katherine@graffdiamonds.com

www.graffdiamonds.com